EXHIBIT 99
                                                                      ----------


   Temecula Valley Bancorp Announces 214% Increase for Third Quarter Earnings

     TEMECULA, Calif.--(BUSINESS WIRE)--Oct. 17, 2003--Temecula Valley Bancorp Inc. (OTCBB:TMCV) today announced third quarter earnings of $2,379,493, an increase of 214% over the $757,497 earned last year. For the nine months ended September 30, net income climbed 136% over the same period last year, from $2,420,525 in 2002 to $5,723,452 in 2003. Year-to-date return on average assets is 2.06% and return on average equity is 32.88%, which ranks in the top tier of all banks in the nation. "We are extremely pleased to report another strong quarter for 2003," said Stephen H. Wacknitz, President/CEO. "We continue to focus on local markets and our national SBA lending program for continued growth and profitability."
     As of September 30, 2003, total assets grew over 49% to $410,829,000 compared to $274,849,000 at September 30, 2002. Total loans increased 55% to $356,828,000 compared to $230,128,000 for the same period last year. Total deposits climbed 54% to $365,308,000, up from $237,728,000 at the end of the third quarter of 2002.
     Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif.; Fresno, Calif.; Chico, Calif.; Anaheim Hills, Calif.; Bellevue, Wash.; Gurnee, Ill.; Tampa/St. Petersburg, Fla.; Coral Springs, Fla.; Jacksonville, Fla.; and Atlanta, Ga. The Bancorp's common stock is traded over the counter with the stock symbol "TMCV.OB" and the banks' Internet website can be reached at www.temvalbank.com.
     Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in the company's Securities and Exchange Commission filings.


                     TEMECULA VALLEY BANCORP INC.
                            FINANCIAL DATA
                            SEPTEMBER 2003

                    SEPT. 30,     SEPT. 30,      INCREASE/(DECREASE)
                      2003          2002         AMOUNT      PERCENT

Total Assets      $410,829,000  $274,849,000  $135,980,000         49%

Total Loans       $356,828,000  $230,128,000  $126,700,000         55%

Total Deposits    $365,308,000  $237,728,000  $127,580,000         54%

Shareholder
 Equity            $27,227,000   $17,724,000    $9,503,000         54%

Tier One Capital
 Ratio                    8.86%         8.23%

Annualized Net
 Loan Charge-offs
 (Recoveries) as
 a percent of
 Average Loans            0.13%         0.25%

Non-performing
 loans               4,952,000     1,710,000
SBA/SBDC
 Guaranteed
 portion            (4,157,000)     (810,000)
   Net non-
    performing
    loans              795,000       900,000

Other real estate
 owned               1,336,036             0


                         THREE MONTHS ENDED       NINE MONTHS ENDED
                            SEPTEMBER 30,           SEPTEMBER 30,
                          2003        2002        2003        2002

Income before Income
 Taxes                 $4,022,913  $1,271,649  $9,681,844  $4,065,092

Provision for Income
 Taxes                 $1,643,420    $514,152  $3,958,392  $1,644,567

Net Income  (Loss)     $2,379,493    $757,497  $5,723,452  $2,420,525

Per Share - Basic           $0.60       $0.21       $1.48       $0.66

Per Share - Diluted         $0.53       $0.17       $1.32       $0.57

Annualized Return on
 Average Assets              2.35%       1.14%       2.06%       1.41%

Annualized Return on
 Average Equity             36.77%      17.38%      32.88%      19.91%

Shares Outstanding      4,043,807   3,707,004   4,043,807   3,707,004
Average Shares
 Outstanding            3,990,273   3,691,534   3,860,273   3,676,025
Average Shares &
 Equivalents            4,462,718   4,350,528   4,328,319   4,281,709


    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940